Exhibit 3.2

CERTIFICATE OF TRUST
OF
CIFC DIRECT LENDING EVERGREEN FUND

This Certificate of Trust of CIFC Direct Lending Evergreen Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is “CIFC Direct Lending Evergreen Fund”.

2. Registered Agent. The business address of the registered agent and registered office of the Trust in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name and address of the Trust’s registered agent for service of process in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing on May 29, 2026.

4. Business Development Company. The Trust will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Marianna Franza
Name:	Marianna Franza, not in her individual capacity but solely as Trustee

By:	/s/ Boris Onefater
Name:	Boris Onefater, not in his individual capacity but solely as Trustee

By:	/s/ Jennifer Rosenthal
Name:	Jennifer Rosenthal, not in her individual capacity but solely as Trustee

By:	/s/ Asha Richards
Name:	Asha Richards, not in her individual capacity but solely as Trustee

By:	/s/ Stephen J. Vaccaro
Name:	Stephen J. Vaccaro, not in his individual capacity but solely as Trustee

[Signature Page to CIFC Direct Lending Evergreen Fund Certificate of Trust]